EXHIBIT 12

RYDER SYSTEM, INC AND CONSOLIDATED SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
CONTINUING OPERATIONS

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

                                                        Years ended December 31,

                                         ------------------------------------------------------
                                          1994        1993        1992        1991       1990
                                        -------     -------     -------     -------     -------
EARNINGS:
  Earnings before income taxes          260,519     209,776     165,545      60,478      98,690
  Income tax (benefit) of
    unconsolidated subsidiary               114         138         161         160         117
  Fixed charges                         191,997     170,755     184,076     206,698     228,553
  Less: Interest capitalized               (106)       (107)        (64)       (261)       (604)
                                        -------     -------     -------     -------     -------
      Earnings available for
        fixed charges               (A) 452,524     380,562     349,718     267,075     326,756
                                        -------     -------     -------     -------     -------

FIXED CHARGES:

  Interest expense, net                 144,735     124,789     139,664     167,346     192,368
  Interest capitalized                      106         107          64         261         604
  Interest income included in
    interest expense                        165          87         128         294         687
  Portion of rents representing
    interest expense                     46,991      45,772      44,220      38,797      34,894
                                        -------     -------     -------     -------     -------
      Total fixed charges           (B) 191,997     170,755     184,076     206,698     228,553
                                        -------     -------     -------     -------     -------
                                (A)/(B)    2.36        2.23        1.90        1.29        1.43
                                        -------     -------     -------     -------     -------
                                        -------     -------     -------     -------     -------
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